ADVANCED ENERGY SOLUTIONS                                      Exhibit 99.1

MEDIA RELEASE

FOR IMMEDIATE RELEASE

ENER1 ANNOUNCES MANAGEMENT
CHANGES TO READY FOR COMMERCIALIZATION OF LI ION
BATTERIES AND FUEL CELLS

FORT LAUDERDALE, FL - November 2, 2007 — Ener1, Inc. (OTCBB: ENEI) announced the following management and organizational changes effective immediately:

•	Charles Gassenheimer was named Chairman of the Board of Directors. Charles served as Vice Chairman and Acting Chairman of Ener1 for the past 12 months;

•
Dr. Peter Novak, Ener1’s Chief Executive Officer, was named the additional title of President. Subhash Dhar resigned as President this week to pursue his continued involvement in the alternative energy based automotive business;

•	Naoki Ota was named Chief Operating Officer of Ener1. Naoki continues in his role as the President and COO of our EnerDel subsidiary;

•	Anton Zingarevich was named Vice President of Operations for Ener1 and also named Chief Executive Officer of our NanoEner subsidiary;

•
Gerard Herlihy was named Chief Financial Officer of Ener1. Gerard has been directing our media and investor relations and external reporting effort this past year; he also served as our CFO during 2006.

•	Ulrik Grape was named Executive Vice President of Global Sales, Marketing and Business Development for Ener1. Ulrik continues in his role as CEO of our EnerDel subsidiary;

•	Michael Shariff has been appointed General Counsel and Chief Intellectual Property Counsel;

•	Rex Hodge continues to serve in his role as Executive Vice President of Ener1 and President of EnerFuel; and

•	Ajit Habbu, who served as our CFO since October 2006, is assuming other executive duties.

Charles Gassenheimer, Chairman of Ener1, stated, “We have products in both our battery and fuel-cell lines that are nearing commercialization, and now is the time to increase our sales and marketing efforts, develop worldwide distribution channels, and create efficient manufacturing processes.  We believe this management team has the talent and drive to execute the plan to bring our products to market.”

Ener1 recently announced a contract to deliver up to $70 million in batteries for pure electric cars made by Think Electric Cars of Oslo, Norway.  It also recently announced a fuel-cell-powered surveillance camera, a product that is intended to be the first of many fuel-cell-powered offerings.  And the Company recently demonstrated its lithium-ion cool-running battery for Hybrid Electric Vehicles (HEVs), whose development has been aided by grants by the USABC (US Advanced Battery Consortium).

About Ener1, Inc.

Ener1, Inc. (OTC Bulletin Board: ENEI— News) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com